Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 713.229.1234 FAX 713.229.1522	AUSTIN BAKU DALLAS HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON

LETTERHEAD OF BAKER BOTTS L.L.P.

November 30, 2004

Lyondell Chemical Company

1221 McKinney, Suite 700

Houston, Texas 77010

Ladies and Gentlemen:

We are acting as counsel to Lyondell Chemical Company, a Delaware corporation (“Lyondell”), in connection with the Merger, as defined and described in the Agreement and Plan of Merger dated as of March 28, 2004 among Lyondell, Millennium Chemicals Inc., a Delaware corporation (“Millennium”), and Aries Subsidiary LLC, a Delaware limited liability company later renamed Millennium Subsidiary LLC (the “Merger Agreement”). Lyondell has filed a Registration Statement (Registration No. 333-114877) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), which includes the joint proxy statement of Lyondell and Millennium and the prospectus of Lyondell (together, the “Proxy Statement/Prospectus”).

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus, (iii) certain other filings made by Lyondell and Millennium with the SEC, (iv) certificates provided to us by representatives of Lyondell and Millennium and (v) other information provided to us by Lyondell. In addition, we assume that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus and (ii) any representations referred to in the immediately preceding sentence which are made “to the best knowledge of” or with any similar qualification are correct without such qualification.

Subject to the assumptions set forth above, we are of the opinion that the Merger will qualify as a reorganization under section 368(a) of the Internal Revenue Code. Except as specifically described herein, we express no opinion as to the United States federal, state, local, foreign, or other tax consequences of the Merger. As indicated in the Proxy Statement/Prospectus, no ruling will be requested from the Internal Revenue Service (the “IRS”) on any aspect of the Merger. Our opinion is not binding upon the IRS or a court and will not preclude the IRS or a court from adopting a contrary position.

Lyondell Chemical Company	November 30, 2004

This letter is furnished to you solely for use in connection with the Merger and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents) without our express written consent.

Sincerely,

/S/ BAKER BOTTS L.L.P.

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